Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
August 30, 2005		tad.hutcheson@airtran.com
678.254.7442

Judy Graham-Weaver
judy.graham-weaver@airtran.com
678.254.7448

	Investor Contact:	Arne Haak
407.318.5187

AirTran Holdings Chairman and CEO Signs New 10b5-1 Trading Plan

ORLANDO, Fla. (August 30, 2005) – AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today announced that Joe Leonard, chairman and chief executive officer of the Company, has signed a new Securities and Exchange Commission’s Rule 10b5-1 personal trading plan effective October 5, 2005 through March 31, 2006. This plan was adopted in accordance with the Company’s policies with respect to insider sales of AirTran Airways common stock.

Written predetermined trading plans adopted according to the terms of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, permit officers and directors of public companies to buy or sell specified amounts of their company’s stock at future dates regardless of any material non-public information they may receive after adopting the plan. A director or officer may only enter into a Rule 10b5-1 plan while he or she is not in possession of any material, nonpublic information and may use the plan to gradually diversify their investment portfolio over a period of time.

Mr. Leonard’s Rule 10b5-1 plan authorizes his stockbroker to exercise certain of Mr. Leonard’s employee stock options and subsequently sell the shares acquired from the exercise of the options. The plan is effective through March 31, 2006, and may be extended thereafter. Pursuant to the terms of the plan, sales of Mr. Leonard’s common stock may take place from time-to-time at fixed dates subject to market conditions.